Exhibit 99.1

FOR IMMEDIATE RELEASE

SABRA REPORTS SECOND QUARTER 2024 RESULTS; INCREASES 2024 GUIDANCE

TUSTIN, CA, August 7, 2024 — Sabra Health Care REIT, Inc. (“Sabra,” the “Company” or “we”) (Nasdaq: SBRA) today announced its results of operations for the second quarter of 2024.

SECOND QUARTER 2024 RESULTS AND RECENT EVENTS
•Results per diluted common share for the second quarter of 2024 were as follows:
•Net Income: $0.10
•FFO: $0.35
•Normalized FFO: $0.35
•AFFO: $0.36
•Normalized AFFO: $0.36
•EBITDARM Coverage Summary:
•Skilled Nursing/Transitional Care: 1.85x
•Senior Housing - Leased: 1.35x
•Behavioral Health, Specialty Hospitals and Other: 3.69x

•Same store managed senior housing Cash NOI increased 17.7% on a year-over-year basis.

•Investment activity through June 30, 2024 amounts to $60.1 million at an expected initial cash yield of 8.7%. Additionally, subsequent to quarter end, Sabra closed on the $75.8 million acquisition of two managed senior housing communities operated by the Leo Brown Group, with an initial expected cash yield of 8.0%.

•During the second quarter of 2024, Sabra closed on the disposition of four facilities for gross proceeds of $6.7 million with a trailing-twelve-month cash yield of 5.0%. Additionally, subsequent to quarter end, Sabra closed on the disposition of four properties for gross proceeds of $34.9 million with a trailing-twelve-month cash yield of 4.0%.

•Year-to-date, Sabra has utilized the forward feature under its at-the-market equity offering program to allow for the sale of up to 4.7 million shares at an initial weighted average price of $14.72 per share, net of commissions. As of August 7, 2024, 2.0 million shares remained outstanding under the forward sale agreements, with an initial weighted average price of $15.11 per share, net of commissions.

•As of June 30, 2024, Net Debt to Adjusted EBITDA was 5.45x.

•Reimbursement trends remain positive, highlighted by the Centers for Medicare & Medicaid Services recently finalizing a 4.2% Medicare rate increase for skilled nursing facilities that goes into effect on October 1, 2024. In addition, many states have also increased support for the skilled nursing industry through various means, including Medicaid base rate increases, and rebasing cost measures to better capture inflationary pressures. In aggregate, we estimate the increase in Medicaid rates across Sabra’s portfolio will average approximately 7%, most of which went into effect as of July 1, 2024.

•On August 7, 2024, Sabra’s Board of Directors declared a quarterly cash dividend of $0.30 per share of common stock. The dividend will be paid on August 30, 2024, to common stockholders of record as of the close of business on August 19, 2024.

2024 GUIDANCE
Sabra has increased its 2024 earnings guidance ranges as follows (attributable to common stockholders, per diluted common share):
•Net Income: $0.48 - $0.51
•FFO: $1.33 - $1.36
•Normalized FFO: $1.36 - $1.39
•AFFO: $1.39 - $1.42
•Normalized AFFO: $1.41 - $1.44

Guidance ranges assume year-over-year same store Cash NOI growth in the mid-to-high teens for the managed senior housing portfolio. Guidance also incorporates all announced investment and disposition activity, as well as announced activity under the at-the-market equity offering program. Guidance does not assume additional investment, disposition, or capital transactions beyond those already disclosed.
The foregoing guidance ranges reflect management’s view of current and future market conditions. There can be no assurance that the Company’s actual results will not differ materially from the estimates set forth above. Except as otherwise required by law, the Company assumes no, and hereby disclaims any, obligation to update any of the foregoing guidance ranges as a result of new information or new or future developments.

Commenting on the second quarter’s results, Rick Matros, CEO and Chair, said, “Sabra’s portfolio has continued to gain momentum as the year has progressed. Skilled nursing margins and rent coverage are higher than pre-pandemic levels, with the potential for further gains as occupancy continues to recover. Medicaid rate increases are anticipated to be approximately 200 basis points higher than last year’s above-average rate increases as inflation continues to be captured. Growth in the managed senior housing portfolio has accelerated, leverage has ticked down, and we are pleased to be in a position to increase guidance. Lastly, our pipeline continues to improve as evidenced by our announced investment activity. We expect to remain active as the year progresses in all our asset classes as opportunities arise.”

LIQUIDITY
As of June 30, 2024, we had approximately $906.0 million of liquidity, consisting of unrestricted cash and cash equivalents of $36.4 million and available borrowings of $869.6 million under our revolving credit facility. As of June 30, 2024, we also had $455.0 million available under the ATM program.
CONFERENCE CALL AND COMPANY INFORMATION
A conference call with a simultaneous webcast to discuss the 2024 second quarter results will be held on Thursday, August 8, 2024, at 10:00 am Pacific Time. The webcast URL is https://events.q4inc.com/attendee/150203568. The dial-in number for U.S. participants is (888) 880-4448. For participants outside the U.S., the dial-in number is (646) 960-0572. The conference ID number is 1382596. A digital replay of the call will be available on the Company’s website at www.sabrahealth.com. The Company’s supplemental information package for the second quarter will also be available on the Company’s website in the “Investors” section.
ABOUT SABRA
As of June 30, 2024, Sabra’s investment portfolio included 374 real estate properties held for investment (consisting of (i) 236 skilled nursing/transitional care facilities, (ii) 39 senior housing communities (“senior housing - leased”), (iii) 66 senior housing communities operated by third-party property managers pursuant to property management agreements (“senior housing - managed”), (iv) 18 behavioral health facilities and (v) 15 specialty hospitals and other facilities), one asset held for sale, 14 investments in loans receivable (consisting of three mortgage loans and 11 other loans), five preferred equity investments and two investments in unconsolidated joint ventures. As of June 30, 2024, Sabra’s real estate properties held for investment included 37,749 beds/units, spread across the United States and Canada.

FORWARD-LOOKING STATEMENTS SAFE HARBOR
This release contains “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Any statements that do not relate to historical or current facts or matters are forward-looking statements. These statements may be identified, without limitation, by the use of “expects,” “believes,” “intends,” “should” or comparable terms or the negative thereof. Examples of forward-looking statements include all statements regarding our expectations regarding earnings growth; and our other expectations regarding our future financial position (including our earnings guidance for 2024, as well as the assumptions set forth therein), expectations regarding Medicare and Medicaid reimbursement trends and rate increases, our expectations regarding occupancy, results of operations, cash flows, liquidity, business strategy, growth opportunities, potential investments and dispositions and our expectations regarding our investment activity, and plans and objectives for future operations and capital raising activity.
Our actual results may differ materially from those projected or contemplated by our forward-looking statements as a result of various factors, including, among others, the following: increased labor costs and historically low unemployment; increases in market interest rates and inflation; pandemics or epidemics, including COVID-19, and the related impact on our tenants, borrowers and senior housing - managed communities; operational risks with respect to our senior housing - managed communities; competitive conditions in our industry; the loss of key management personnel; uninsured or underinsured losses affecting our properties; potential impairment charges and adjustments related to the accounting of our assets; the potential variability of our reported rental and related revenues as a result of Accounting Standards Update (“ASU”) 2016-02, Leases, as amended by subsequent ASUs; risks associated with our investment in our unconsolidated joint ventures; catastrophic weather and other natural or man-made disasters, the effects of climate change on our properties and a failure to implement sustainable and energy-efficient measures; increased operating costs and competition for our tenants, borrowers and senior housing - managed communities; increased healthcare regulation and enforcement; our tenants’ dependency on reimbursement from governmental and other third-party payor programs; the effect of our tenants, operators or borrowers declaring bankruptcy or becoming insolvent; our ability to find replacement tenants and the impact of unforeseen costs in acquiring new properties; the impact of litigation and rising insurance costs on the business of our tenants; the impact of required regulatory approvals of transfers of healthcare properties; environmental compliance costs and liabilities associated with real estate properties we own; our tenants’, borrowers’ or operators’ failure to adhere to applicable privacy and data security laws, or a material breach of our or our tenants’, borrowers’ or operators’ information technology; our concentration in the healthcare property sector, particularly in skilled nursing/transitional care facilities and senior housing communities, which makes our profitability more vulnerable to a downturn in a specific sector than if we were investing in multiple industries; the significant amount of and our ability to service our indebtedness; covenants in our debt agreements that may restrict our ability to pay dividends, make investments, incur additional indebtedness and refinance indebtedness on favorable terms; adverse changes in our credit ratings; our ability to make dividend distributions at expected levels; our ability to raise capital through equity and debt financings; changes and uncertainty in macroeconomic conditions and disruptions in the financial markets; risks associated with our ownership of property outside the U.S., including currency fluctuations; the relatively illiquid nature of real estate investments; our ability to maintain our status as a real estate investment trust (“REIT”) under the federal tax laws; compliance with REIT requirements and certain tax and tax regulatory matters related to our status as a REIT; changes in tax laws and regulations affecting REITs; the ownership limits and takeover defenses in our governing documents and under Maryland law, which may restrict change of control or business combination opportunities; and the exclusive forum provisions in our bylaws.
Additional information concerning risks and uncertainties that could affect our business can be found in our filings with the Securities and Exchange Commission (the “SEC”), including in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2023. We do not intend, and we undertake no obligation, to update any forward-looking information to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events, unless required by law to do so.
TENANT AND BORROWER INFORMATION
This release includes information regarding certain of our tenants that lease properties from us and our borrowers, most of which are not subject to SEC reporting requirements. The information related to our tenants and borrowers that is provided in this release has been provided by, or derived from information provided by, such tenants and borrowers. We have not independently verified this information. We have no reason to believe that such information is inaccurate in any material respect. We are providing this data for informational purposes only.

NOTE REGARDING NON-GAAP FINANCIAL MEASURES
This release includes the following financial measures defined as non-GAAP financial measures by the SEC: Net Debt to Adjusted EBITDA, funds from operations (“FFO”), Normalized FFO, Adjusted FFO (“AFFO”), Normalized AFFO, FFO per diluted common share, Normalized FFO per diluted common share, AFFO per diluted common share, Normalized AFFO per diluted common share, net operating income (“NOI”) and Cash NOI. These measures may be different than non-GAAP financial measures used by other companies, and the presentation of these measures is not intended to be considered in isolation or as a substitute for financial information prepared and presented in accordance with U.S. generally accepted accounting principles. An explanation of these non-GAAP financial measures is included under “Reporting Definitions” in this release, and reconciliations of these non-GAAP financial measures to the GAAP financial measures we consider most comparable are included on the Investors section of our website at https://ir.sabrahealth.com/investors/financials/quarterly-results.
CONTACT
Investor & Media Inquiries: (888) 393-8248 or investorinquiries@sabrahealth.com

SABRA HEALTH CARE REIT, INC.
CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenues:
Rental and related revenues (1)	$99,096	$94,274	$190,872	$190,144
Resident fees and services	67,939	58,428	133,970	115,149
Interest and other income	9,106	8,464	18,046	17,197
Total revenues	176,141	161,166	342,888	322,490
Expenses:
Depreciation and amortization	41,681	44,142	84,595	96,969
Interest	29,314	28,328	57,722	56,868
Triple-net portfolio operating expenses	4,398	4,771	8,722	8,939
Senior housing - managed portfolio operating expenses	50,355	43,964	100,024	87,601
General and administrative	12,741	9,532	24,631	20,034
(Recovery of) provision for loan losses	(161)	429	(298)	221
Impairment of real estate	15,335	—	18,472	7,064
Total expenses	153,663	131,166	293,868	277,696
Other income (expense):
Loss on extinguishment of debt	—	—	—	(1,541)
Other income	78	—	838	341
Net gain (loss) on sales of real estate	1,776	(7,833)	1,776	(29,348)
Total other income (expense)	1,854	(7,833)	2,614	(30,548)
Income before income (loss) from unconsolidated joint ventures and income tax expense	24,332	22,167	51,634	14,246
Income (loss) from unconsolidated joint ventures	80	(653)	(515)	(1,491)
Income tax expense	(437)	(326)	(890)	(1,054)
Net income	$23,975	$21,188	$50,229	$11,701

Net income, per:
Basic common share	$0.10	$0.09	$0.22	$0.05
Diluted common share	$0.10	$0.09	$0.22	$0.05

Weighted average number of common shares outstanding, basic	231,620,291	231,204,531	231,536,286	231,184,355
Weighted average number of common shares outstanding, diluted	233,750,823	232,244,588	233,583,871	232,214,443

(1) See the following page for additional details regarding Rental and related revenues.

SABRA HEALTH CARE REIT, INC.
CONSOLIDATED STATEMENTS OF INCOME - SUPPLEMENTAL INFORMATION
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Cash rental income	$93,527	$87,381	$182,563	$177,038
Straight-line rental income	1,176	1,503	2,328	2,850
Write-offs of cash and straight-line rental income receivable and lease intangibles	—	—	(2,954)	(518)
Above/below market lease amortization	1,211	1,568	2,422	3,136
Operating expense recoveries	3,182	3,822	6,513	7,638
Rental and related revenues	$99,096	$94,274	$190,872	$190,144

SABRA HEALTH CARE REIT, INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)

	June 30, 2024	December 31, 2023
Assets
Real estate investments, net of accumulated depreciation of $1,092,581 and $1,021,086 as of June 30, 2024 and December 31, 2023, respectively	$4,566,159	$4,617,261
Loans receivable and other investments, net	439,015	420,624
Investment in unconsolidated joint ventures	129,773	136,843
Cash and cash equivalents	36,398	41,285
Restricted cash	5,911	5,434
Lease intangible assets, net	27,722	30,897
Accounts receivable, prepaid expenses and other assets, net	146,138	133,806
Total assets	$5,351,116	$5,386,150
Liabilities
Secured debt, net	$46,315	$47,301
Revolving credit facility	130,367	94,429
Term loans, net	534,281	537,120
Senior unsecured notes, net	1,735,653	1,735,253
Accounts payable and accrued liabilities	112,832	136,981
Lease intangible liabilities, net	29,693	32,532
Total liabilities	2,589,141	2,583,616
Equity
Preferred stock, $0.01 par value; 10,000,000 shares authorized, zero shares issued and outstanding as of June 30, 2024 and December 31, 2023	—	—
Common stock, $0.01 par value; 500,000,000 shares authorized, 234,262,497 and 231,266,020 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	2,343	2,313
Additional paid-in capital	4,536,645	4,494,755
Cumulative distributions in excess of net income	(1,808,158)	(1,718,279)
Accumulated other comprehensive income	31,145	23,745
Total equity	2,761,975	2,802,534
Total liabilities and equity	$5,351,116	$5,386,150

SABRA HEALTH CARE REIT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Six Months Ended June 30,
	2024	2023
Cash flows from operating activities:
Net income	$50,229	$11,701
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	84,595	96,969
Non-cash rental and related revenues	(1,796)	(5,469)
Non-cash interest income	12	(388)
Non-cash interest expense	6,139	6,091
Stock-based compensation expense	3,862	3,233
Loss on extinguishment of debt	—	1,541
(Recovery of) provision for loan losses	(298)	221
Net (gain) loss on sales of real estate	(1,776)	29,348
Impairment of real estate	18,472	7,064
Loss from unconsolidated joint ventures	515	1,491
Distributions of earnings from unconsolidated joint ventures	2,659	1,112
Changes in operating assets and liabilities:
Accounts receivable, prepaid expenses and other assets, net	(8,706)	(6,277)
Accounts payable and accrued liabilities	(20,984)	(8,019)
Net cash provided by operating activities	132,923	138,618
Cash flows from investing activities:
Acquisition of real estate	(36,128)	(39,630)
Origination and fundings of loans receivable	(19,752)	(9,050)
Origination and fundings of preferred equity investments	(1,021)	(10,676)
Additions to real estate	(25,360)	(37,995)
Repayments of loans receivable	1,189	8,062
Repayments of preferred equity investments	4,727	4,130
Investment in unconsolidated joint ventures	(344)	(4,797)
Net proceeds from the sales of real estate	6,158	168,904
Net proceeds from sales-type lease	—	25,490
Distributions in excess of earnings from unconsolidated joint ventures	—	544
Net cash (used in) provided by investing activities	(70,531)	104,982
Cash flows from financing activities:
Net borrowings from (repayments of) revolving credit facility	36,939	(98,857)
Proceeds from term loans	—	12,188
Principal payments on secured debt	(1,010)	(983)
Payments of deferred financing costs	(80)	(18,128)
Payment of contingent consideration	—	(17,900)
Issuance of common stock, net	36,403	(2,153)
Dividends paid on common stock	(138,894)	(138,711)
Net cash used in financing activities	(66,642)	(264,544)
Net decrease in cash, cash equivalents and restricted cash	(4,250)	(20,944)
Effect of foreign currency translation on cash, cash equivalents and restricted cash	(160)	(608)
Cash, cash equivalents and restricted cash, beginning of period	46,719	53,932
Cash, cash equivalents and restricted cash, end of period	$42,309	$32,380
Supplemental disclosure of cash flow information:
Interest paid	$50,847	$52,591
Supplemental disclosure of non-cash investing activities:
Decrease in loans receivable and other investments due to acquisition of real estate	$—	$4,644

SABRA HEALTH CARE REIT, INC.
FUNDS FROM OPERATIONS (FFO), NORMALIZED FFO,
ADJUSTED FUNDS FROM OPERATIONS (AFFO) AND NORMALIZED AFFO
(dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net income	$23,975	$21,188	$50,229	$11,701
Add:
Depreciation and amortization of real estate assets	41,681	44,142	84,595	96,969
Depreciation, amortization and impairment of real estate assets related to unconsolidated joint ventures	2,208	2,202	4,437	4,250
Net (gain) loss on sales of real estate	(1,776)	7,833	(1,776)	29,348
Impairment of real estate	15,335	—	18,472	7,064
FFO	$81,423	$75,365	$155,957	$149,332
Write-offs of cash and straight-line rental income receivable and lease intangibles	—	—	2,921	540
Loss on extinguishment of debt	—	—	—	1,541
(Recovery of) provision for loan losses	(161)	429	(298)	221
Other normalizing items (1)	1,274	1,301	2,395	2,069
Normalized FFO	$82,536	$77,095	$160,975	$153,703
FFO	$81,423	$75,365	$155,957	$149,332
Stock-based compensation expense	1,341	1,004	3,862	3,233
Non-cash rental and related revenues	(2,387)	(3,071)	(1,796)	(5,469)
Non-cash interest income	5	4	12	(388)
Non-cash interest expense	3,068	3,077	6,139	6,091
Non-cash portion of loss on extinguishment of debt	—	—	—	1,541
(Recovery of) provision for loan losses	(161)	429	(298)	221
Other adjustments related to unconsolidated joint ventures	135	169	288	238
Other adjustments	429	291	839	693
AFFO	$83,853	$77,268	$165,003	$155,492
Other normalizing items (1)	1,126	1,286	2,232	2,038
Normalized AFFO	$84,979	$78,554	$167,235	$157,530
Amounts per diluted common share:
Net income	$0.10	$0.09	$0.22	$0.05
FFO	$0.35	$0.32	$0.67	$0.64
Normalized FFO	$0.35	$0.33	$0.69	$0.66
AFFO	$0.36	$0.33	$0.70	$0.67
Normalized AFFO	$0.36	$0.34	$0.71	$0.67
Weighted average number of common shares outstanding, diluted:
Net income, FFO and Normalized FFO	233,750,823	232,244,588	233,583,871	232,214,443
AFFO and Normalized AFFO	234,907,744	233,586,255	234,821,672	233,560,237

(1)    Other normalizing items for FFO and AFFO primarily include triple-net operating expenses, net of recoveries.

REPORTING DEFINITIONS
Adjusted EBITDA*
Adjusted EBITDA is calculated as earnings before interest, taxes, depreciation and amortization (“EBITDA”) excluding the impact of merger-related costs, stock-based compensation expense under the Company’s long-term equity award program, and loan loss reserves. Adjusted EBITDA is an important non-GAAP supplemental measure of operating performance.

Behavioral Health
Includes behavioral hospitals that provide inpatient and outpatient care for patients with mental health conditions, chemical dependence or substance addictions and addiction treatment centers that provide treatment services for chemical dependence and substance addictions, which may include inpatient care, outpatient care, medical detoxification, therapy and counseling.

Cash Net Operating Income (“Cash NOI”)
The Company believes that net income as defined by GAAP is the most appropriate earnings measure. The Company considers Cash NOI an important supplemental measure because it allows investors, analysts and its management to evaluate the operating performance of its investments. The Company defines Cash NOI as total revenues less operating expenses and non-cash revenues and expenses. Cash NOI excludes all other financial statement amounts included in net income.

EBITDARM
Earnings before interest, taxes, depreciation, amortization, rent and management fees (“EBITDARM”) for a particular facility accruing to the operator/tenant of the property (not the Company), for the period presented. The Company uses EBITDARM in determining EBITDARM Coverage. EBITDARM has limitations as an analytical tool. EBITDARM does not reflect historical cash expenditures or future cash requirements for facility capital expenditures or contractual commitments. In addition, EBITDARM does not represent a property’s net income or cash flows from operations and should not be considered an alternative to those indicators. The Company utilizes EBITDARM to evaluate the core operations of the properties by eliminating management fees, which may vary by operator/tenant and operating structure, and as a supplemental measure of the ability of the Company’s operators/tenants and relevant guarantors to generate sufficient liquidity to meet related obligations to the Company.

EBITDARM Coverage
Represents the ratio of EBITDARM to cash rent for owned facilities (excluding Senior Housing - Managed communities) for the period presented. EBITDARM Coverage is a supplemental measure of a property’s ability to generate cash flows for the operator/tenant (not the Company) to meet the operator’s/tenant’s related cash rent and other obligations to the Company. However, its usefulness is limited by, among other things, the same factors that limit the usefulness of EBITDARM. EBITDARM Coverage includes only Stabilized Facilities and excludes facilities for which data is not available or meaningful.

Funds From Operations (“FFO”) and Adjusted Funds from Operations (“AFFO”)*
The Company believes that net income as defined by GAAP is the most appropriate earnings measure. The Company also believes that funds from operations, or FFO, as defined in accordance with the definition used by the National Association of Real Estate Investment Trusts (“Nareit”), and adjusted funds from operations, or AFFO (and related per share amounts) are important non-GAAP supplemental measures of the Company’s operating performance. Because the historical cost accounting convention used for real estate assets requires straight-line depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. However, since real estate values have historically risen or fallen with market and other conditions, presentations of operating results for a real estate investment trust that uses historical cost accounting for depreciation could be less informative. Thus, Nareit created FFO as a supplemental measure of operating performance for real estate investment trusts that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP. FFO is defined as net income, computed in accordance with GAAP, excluding gains or losses from real estate dispositions and the Company’s share of gains or losses from real estate dispositions related to its unconsolidated joint ventures, plus real estate depreciation and amortization, net of amounts related to noncontrolling interests, plus the Company’s share of depreciation and amortization related to its unconsolidated joint ventures, and real estate impairment charges of both consolidated and unconsolidated entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. AFFO is defined as FFO excluding stock-based compensation expense, non-cash rental and related revenues, non-cash interest income, non-cash interest expense, non-cash portion of loss on extinguishment of debt, provision for (recovery of) loan losses and other reserves, non-cash lease termination income and deferred income taxes, as well as other non-cash revenue and expense items (including noncapitalizable acquisition costs, transaction costs related to operator transitions and organizational or other restructuring activities, ineffectiveness gain/loss on derivative instruments, and non-cash revenue and expense amounts related to noncontrolling interests) and the Company’s

REPORTING DEFINITIONS
share of non-cash adjustments related to its unconsolidated joint ventures. The Company believes that the use of FFO and AFFO (and the related per share amounts), combined with the required GAAP presentations, improves the understanding of the Company’s operating results among investors and makes comparisons of operating results among real estate investment trusts more meaningful. The Company considers FFO and AFFO to be useful measures for reviewing comparative operating and financial performance because, by excluding the applicable items listed above, FFO and AFFO can help investors compare the operating performance of the Company between periods or as compared to other companies. While FFO and AFFO are relevant and widely used measures of operating performance of real estate investment trusts, they do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating the Company’s liquidity or operating performance. FFO and AFFO also do not consider the costs associated with capital expenditures related to the Company’s real estate assets nor do they purport to be indicative of cash available to fund the Company’s future cash requirements. Further, the Company’s computation of FFO and AFFO may not be comparable to FFO and AFFO reported by other real estate investment trusts that do not define FFO in accordance with the current Nareit definition or that interpret the current Nareit definition or define AFFO differently than the Company does.

Investment
Represents the carrying amount of real estate assets after adding back accumulated depreciation and amortization and excludes net intangible assets and liabilities.

Net Debt*
The principal balances of the Company’s revolving credit facility, term loans, senior unsecured notes, and secured indebtedness as reported in the Company’s consolidated financial statements, net of cash and cash equivalents as reported in the Company’s consolidated financial statements.

Net Debt to Adjusted EBITDA*
Net Debt to Adjusted EBITDA is calculated as Net Debt divided by Annualized Adjusted EBITDA, which is Adjusted EBITDA, as adjusted for annualizing adjustments that give effect to the acquisitions and dispositions completed during the respective period as though such acquisitions and dispositions were completed as of the beginning of the period presented.

Net Operating Income (“NOI”)*
The Company believes that net income as defined by GAAP is the most appropriate earnings measure. The Company considers NOI an important supplemental measure because it allows investors, analysts and its management to evaluate the operating performance of its investments. The Company defines NOI as total revenues less operating expenses. NOI excludes all other financial statement amounts included in net income.

Normalized FFO and Normalized AFFO*
Normalized FFO and Normalized AFFO represent FFO and AFFO, respectively, adjusted for certain income and expense items that the Company does not believe are indicative of its ongoing operating results. The Company considers Normalized FFO and Normalized AFFO to be useful measures to evaluate the Company’s operating results excluding these income and expense items to help investors compare the operating performance of the Company between periods or as compared to other companies. Normalized FFO and Normalized AFFO do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating the Company’s liquidity or operating performance. Normalized FFO and Normalized AFFO also do not consider the costs associated with capital expenditures related to the Company’s real estate assets nor do they purport to be indicative of cash available to fund the Company’s future cash requirements. Further, the Company’s computation of Normalized FFO and Normalized AFFO may not be comparable to Normalized FFO and Normalized AFFO reported by other real estate investment trusts that do not define FFO in accordance with the current Nareit definition or that interpret the current Nareit definition or define FFO and AFFO or Normalized FFO and Normalized AFFO differently than the Company does.

Senior Housing
Senior Housing communities include independent living, assisted living, continuing care retirement and memory care communities.

Senior Housing - Managed
Senior Housing communities operated by third-party property managers pursuant to property management agreements.

REPORTING DEFINITIONS
Skilled Nursing/Transitional Care
Skilled Nursing/Transitional Care facilities include skilled nursing, transitional care, multi-license designation and mental health facilities.

Specialty Hospitals and Other
Includes acute care, long-term acute care and rehabilitation hospitals, facilities that provide residential services, which may include assistance with activities of daily living, and other facilities not classified as Skilled Nursing/Transitional Care, Senior Housing or Behavioral Health.

Stabilized Facility
At the time of acquisition, the Company classifies each facility as either stabilized or non-stabilized. In addition, the Company may classify a facility as non-stabilized after acquisition. Circumstances that could result in a facility being classified as non-stabilized include newly completed developments, facilities undergoing major renovations or additions, facilities being repositioned or transitioned to new operators, and significant transitions within the tenants’ business model. Such facilities are typically reclassified to stabilized upon the earlier of maintaining consistent performance or 24 months after the date of classification as non-stabilized. Stabilized Facilities generally exclude (i) facilities held for sale, (ii) strategic disposition candidates, (iii) facilities being transitioned to a new operator, (iv) facilities being transitioned from being leased by the Company to being operated by the Company and (v) leased facilities acquired during the three months preceding the period presented.

*Non-GAAP Financial Measures
Reconciliations, definitions and important discussions regarding the usefulness and limitations of the Non-GAAP Financial Measures used in this release can be found at https://ir.sabrahealth.com/investors/financials/quarterly-results.